UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

July 30, 2010 (July 26, 2010)

Date of Report (Date of earliest event reported)

Novo Energies Corporation

(Exact name of registrant as specified in its charter)

Florida	000-53723	65-1102237
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Europa Place d'Armes, 750 Côte de Place d'Armes Suite 64, Montréal Qc H2Y 2X8 Canada
(Address of principal executive offices)

(514) 840-3697
Registrant's telephone number, including area code

(Former name or former address, if changed since last report)

 Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement

On July 26, 2010, Novo Energies Corporation (the “Company”) entered into a Technology Collaboration Agreement (the “Agreement”) with Precision Pipe and Vessel, LLC (“Precision”). Precision is currently operating a 2.5 ton daily capacity gasification facility (“Pilot Plant”). Precision will grant to the Company a worldwide exclusive license (the “Exclusive License”) to identify and develop facilities designed to generate synthesis gases and liquid transportation fuels using two feedstock sources, tires and plastics, by employing Precision’s proprietary gasification technology (the “Technology”).  The Company is required to make certain capital contributions as detailed in Exhibit 10.1 hereto.

Precision has demonstrated that the Pilot Plant has the capacity to convert at least 2.5 tons of shredded tire feedstock per day into electrical energy (“Phase I”). Upon successful augmentation of Phase I, the Company intends to invest further into the Technology in order to increase the Pilot Plant’s capacity to approximately 10 tons per day (“Phase II”).  Upon achieving the results targeted in Phase II, the parties intend to increase the Pilot Plant’s capacity to at least 75 tons per day.

The Company will sell all excess electrical energy generated pursuant to this Agreement to third parties.

Additionally, the Company will arrange for the delivery of shredded tire feedstock to the Pilot Plant, the removal of ash for disposal, and the potential sale of any scrap steel recovered from the continued operation of the Pilot Plant provided that the Company receives the gross proceeds of any such materials sold.

Under the Agreement, the Company is also granted a right of first refusal for any other offers by Precision or any third party to develop projects using the Technology in connection with tire and plastic feedstock (the “ROFR”). In the event Precision or any third party elect to pursue a project using the Technology with tire and plastic feedstock, Precision shall first present such opportunity to the Company.  If the Company exercises its ROFR, then the Company shall exercise commercially reasonable diligence to pursue such project.  If the Company does not exercise its ROFR, and if the opportunity relates to a project Precision intends to develop, then Precision shall pay the Company 2% of the gross revenue derived from the project.  If the opportunity relates to a project a third party intends to develop, then Precision shall pay the Company 25% of gross revenue collected by Precision from such third party.

In consideration for granting the Exclusive License and ROFR, the Company shall: (1) pay the expenses of augmenting the Pilot Plant; and (2) grant up to five percent (5%) of the Company’s common stock to Precision. One-half (equal to 2.5% of the outstanding) of such securities shall be immediately transferred to Precision while the remaining one-half (equal to 2.5% of the outstanding) shall be held in escrow by the Company’s legal counsel pending completion of Phase III at which time such securities shall either be released to Precision upon a successful completion or to the Company upon an unsuccessful completion.

The Company shall also pay Precision a royalty of 8% of the certain net profits derived from projects developed by the Company that employ the Technology, provided, however, that such royalty shall be no less than $200,000 per year.

All improvements made to the Technology by either party shall be owned by Precision.

The Agreement is attached as Exhibit 10.1 and is incorporated herein by reference.

The press release announcing the Agreement is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 8.01                      Other Events.

On July 30, 2010, we issued a press release entitled “Novo Energies Corporation Enters Into a Technology Collaboration Agreement with Precision Pipe and Vessel, LLC”.  A copy of the press release is furnished herewith as Exhibit 99.1.

Item 9.01                      Financial Statements and Exhibits.

Exhibits.

10.1	Technology Collaboration Agreement between Novo Energies Corporation and Precision Pipe and Vessel, LLC dated July 26, 2010.
99.1	Press Release entitled “Novo Energies Corporation Enters Into a Technology Collaboration Agreement with Precision Pipe and Vessel, LLC”, dated July 30, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

 NOVO ENERGIES CORPORATION

By: /s/ Antonio Treminio
Antonio Treminio
Chief Executive Officer

July 30, 2010